Exhibit 10.23*

DESCRIPTION OF ANNUAL INCENTIVE MATRIX PROGRAM

The Company does not have a formal plan document describing the terms and conditions of the annual incentive matrix award its executives are eligible to receive. However, as described in the Company's Annual Proxy Statement, the Human Resources and Compensation Committee of the Board of Directors approves the incentive award arrangements for the Company's executives, including each individual's incentive award target payout. The Company's executives may receive annual incentive award payments based on the Company's attainment of pre-established financial goals, which may be adjusted up or down by an ESG modifier, and each executive's performance relative to pre-established individual goals. In establishing awards, the Human Resources and Compensation Committee utilizes financial metrics, which may include, but not be limited to, the Company's revenue growth, adjusted EBITDA, and cash flow (both operating and available cash flow). The Human Resources and Compensation Committee also establishes goals based on enterprise performance or segment performance or a combination thereof, depending on the executive's position and responsibilities. The amount of such annual award cannot exceed 200% of the target award established for each individual by the Human Resources and Compensation Committee. The Human Resources and Compensation Committee may exercise its discretionary authority to make downward adjustments to any payouts earned. Discretionary awards up to 30% may also be made by the Human Resources and Compensation Committee in the event that corporate financial goals are not met.